As filed with the Securities and Exchange Commission on December 18, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SouFun Holdings Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

F9M, Building 5, Zone 4, Hanwei International Plaza

No. 186 South 4th Ring Road

Fengtai District, Beijing 100160

The People’s Republic of China

Contact Person: Executive Chairman

Telephone: +86-10-5631-8000

Fax: +86-10-5631-8010

(Address and telephone number of

Registrant’s principal executive offices)

Law Debenture Corporate Services Inc. 400 Madison Avenue, 4th Floor New York, New York 10017 (212) 750-6474 (Name, address and telephone number of agent for service)

Copies to:

Dan Ouyang, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

Unit 2901, 29F, Tower C

Beijing Yintai Centre

Chaoyang District, Beijing 100022

The People’s Republic of China

Telephone: +86-10-6529-8300

Fax: +86-10-6529-8399

Barry E. Taylor, Esq. Julia Reigel, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Telephone: +1-650-493-9300 Fax: +1-650-493-6811

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2) (3)
Class A ordinary shares, par value HK$1.00 per share

(1)	American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts issuable on deposit of the Class A ordinary shares registered hereby will be registered under separate registration statement(s) on Form F-6. Each ADS represents the right to receive one-fifth of one Class A ordinary share.
(2)	An indeterminate amount or number of the Class A ordinary shares is being registered as may from time to time be sold at indeterminate prices. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividends or similar transactions.
(3)	Pursuant to Rule 457(p) under the Securities Act, the registrant is applying the previously paid registration fee of $48,659.00 associated with certain unsold securities under registration statements on Form F-3 (File No. 333-181407), initially filed on May 15, 2012, to partially offset the registration fee hereunder that may from time to time fall due under Rule 456(b) and Rule 457(r). The registrant will pay any further required registration fees subsequently on a pay-as-you-go basis in accordance with Rule 457(r) and is relying on Rule 456(b) and Rule 457(r) under the Securities Act to defer payment of all additional registration fees.

PROSPECTUS

SouFun Holdings Limited

Class A Ordinary Shares

American Depositary Shares

(Each Representing One-fifth of One Class A Ordinary Share)

We may from time to time in one or more offerings offer and sell Class A ordinary shares, par value HK$1.00 per share (“Class A ordinary shares”), including Class A ordinary shares represented by American depositary shares (“ADSs”), on terms to be determined at the time of offering.

In addition, the selling shareholders to be named in a prospectus supplement may from time to time offer and sell Class A ordinary shares, including Class A ordinary shares represented by ADSs, through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the securities by the selling shareholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any securities offered hereby.

The securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 22 of this prospectus.

Our ADSs are listed on The New York Stock Exchange under the symbol “SFUN.” The last reported sale price of our ADSs on December 17, 2015 was $7.07 per ADS.

Investing in our securities involves risks. See the “Risk Factors” section on page 3 as well as in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Prospectus dated December 18, 2015

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form F-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. Under this shelf registration statement, we may, from time to time, offer and sell the securities described in this prospectus in one or more offerings. In addition, under this shelf registration statement, the selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell the securities held by them in one or more offerings. For purposes of this prospectus, “selling shareholders” include their respective pledgees, donees, transferees, or other successors in interest from time to time selling the securities received from a selling shareholder.

This prospectus provides you with a general description of the securities we and/or the selling shareholders may offer and sell. Each time we and/or the selling shareholders sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered; the initial price to the public; the price paid for the securities; net proceeds; the identity of and the amount of the securities to be sold by us or any selling shareholder; and the other specific terms related to the offering of the securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering. Neither we nor the selling shareholders have authorized any other person to provide you with different information. You should read this entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement, before making an investment decision. We do not imply or represent by delivering this prospectus that SouFun, or our business, is unchanged after the date on the front of this prospectus or that the information in this prospectus is correct as any time after such date. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

In this prospectus, unless otherwise indicated or unless the context otherwise requires, all references to:

•	“we,” “us,” “Company,” “our” or “SouFun” are to SouFun Holdings Limited, a company incorporated in the Cayman Islands, our predecessor, our consolidated subsidiaries and our consolidated controlled entities;

•	“ADRs” are to the American depositary receipts, which evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents one-fifth of one Class A ordinary share;

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“Class A ordinary shares” are to our Class A ordinary shares, par value HK$1.00 per share;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“shares” and “ordinary shares” are to our ordinary shares, including both Class A ordinary shares and Class B ordinary shares, par value HK$1.00 per share; and

•	“$,” “US$” and “U.S. dollars” are to the legal currency of the United States.

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PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying the securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision.

Our Company

We operate the leading real estate Internet portal in China in terms of the number of page views and visitors to our websites in 2014, according to reports issued by Data Center of China Internet (“DCCI”), an independent market research institution, which conducted a study that we commissioned. We also operate one of the leading home furnishing and improvement websites in terms of unique visitors according to research from DCCI. Our user-friendly websites and mobile apps support active online communities and networks of users seeking information on, and services for, the real estate and home-related sectors in China. Leveraging our Internet platform, we are developing our transaction and financing platforms by offering direct sales services for new homes, real estate online brokerage services, online home-decorating services and financing services to capture additional growth opportunities in the real estate market. Our service offerings include:

•	E-commerce services. Our e-commerce services primarily include SouFun membership services, direct sales services for new homes, real estate online brokerage services, and online home-decorating services. We provide both free and paid SouFun membership services to our registered members. Our free services include primarily regular updates regarding local property developments, tours to visit property developments and other services relating to property purchases. Our paid services primarily include offers to purchase properties at a discount from our partner developers and dedicated information and related services to facilitate property purchases. In August 2014, we launched our direct sales services, whereby we promote and sell properties primarily through our websites and mobile apps to home buyers for a predetermined percentage of fees charged to our developer clients. As part of our effort to further develop our transaction platform, we began to offer real estate online brokerage services in January 2015 and online home-decorating services in the second quarter of 2015. In addition, we offer an online marketplace and related e-commerce services to home furnishing and improvement vendors in China through our www.jiatx.com website. E-commerce services were our largest source of revenues in the nine months ended September 30, 2015.

•	Marketing services. We offer marketing services on our websites and mobile apps, mainly through advertisements, to real estate developers in the marketing phase of new property developments, as well as to real estate agencies and suppliers of home furnishing and improvement and other home-related products and services who wish to promote their products and services. Marketing services were our second largest source of revenues in the nine months ended September 30, 2015.

•	Listing services. We offer basic and special listing services on our websites and mobile apps. Our basic listing services are primarily offered to real estate agents, brokers, developers, property owners and managers and suppliers of home furnishing and improvement and other home-related products and services. Our basic listing services allow our customers to post information of their products and services on our websites. Our special listing services offer customized marketing programs involving both online listings and offline themed events. Listing services were our third largest source of revenues in the nine months ended September 30, 2015.

•	Other value-added and financial services. We offer subscription-based access to our information database and research reports and “total web solution” services. In December 2013, we launched our financial services platform “SouFun Financial Services Channel” to bring financial products and services to our home buying members, SouFun certified agents in major cities in China, and developers and home improvement products and services providers. In August 2014, we introduced our financing services and began to offer loan services to home buyers, real estate developers and other borrowers.

We have built a large and active community of users, who are attracted by the comprehensive real estate and home related content available on our portal that forms the foundation of our service offerings. We currently maintain approximately 100 offices across China to focus on local market needs. Our user base has also attracted numerous customers, which include real estate developers, real estate agents and brokers, property owners, property managers, mortgage brokers, lenders and suppliers of home furnishing and improvement and other home-related products and services. Our diverse offerings and broad geographic coverage have resulted in an active and dynamic online community that provides an effective and targeted channel for advertisers to market their products and services, and serves as a centralized source of information, products and services for consumers in the real estate and home furnishing and improvement and other home-related markets. We are further developing our business model to establish transaction and financing platforms. With our leading Internet portal, we believe that we are well positioned to develop integrated media, transaction and financing platforms, increase synergy and capture additional growth opportunities in the real estate market in China.

In 2012, 2013 and 2014, we had revenues of US$430.3 million, US$637.4 million and US$702.9 million, respectively, representing a compound annual growth rate (“CAGR”) of 27.8%. In the nine months ended September 30, 2014 and 2015, we had revenues of US$479.9 million and US$582.8 million, respectively, representing a period-on-period growth rate of 21.4%. During 2012, 2013 and 2014, our net income attributable to our shareholders was US$151.8 million, US$298.6 million and US$253.2 million, respectively, representing a CAGR of 29.2%. In the nine months ended September 30, 2014 and 2015, our net income attributable to our shareholders was US$170.7 million and US$23.6 million, respectively.

Corporate Information

We were incorporated on June 18, 1999 as Fly High Holdings Limited, under the laws of the British Virgin Islands, and on July 14, 1999, we changed our name to SouFun.com Limited. On June 17, 2004, we changed our corporate domicile to the Cayman Islands, becoming a Cayman Islands exempted company with limited liability. On June 22, 2004, we changed our name to SouFun Holdings Limited. Since our inception, we have conducted our operations in China primarily through our PRC subsidiaries and consolidated controlled entities.

On September 17, 2010, we completed our initial public offering and listing of 2,933,238 ADSs, each representing four Class A ordinary shares, on the New York Stock Exchange, which are traded under the symbol of “SFUN.” Each ADS currently represents one-fifth of one Class A ordinary share.

Our principal executive offices are located at F9M, Building 5, Zone 4, Hanwei International Plaza, No. 186 South 4th Ring Road, Fengtai District, Beijing 100160, the People’s Republic of China. Our telephone number is +86-10-5631-8000 and our fax number is +86-10-5631-8010.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website address is www.fang.com. The information contained in this website, as well as any information contained in our other websites referenced elsewhere in this prospectus, is not part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., at 400 Madison Avenue, 4th Floor, New York, New York 10017.

The Securities We and/or the Selling Shareholders May Offer

We may, from time to time, offer and sell the securities described in this prospectus in one or more offerings. In addition, the selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell the securities held by them in one or more offerings. Each time securities are offered under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered.

We and/or the selling shareholders may sell the securities to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth below under “Plan of Distribution.” We and/or the selling shareholders, as well as any agents acting on our or their behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC that are incorporated by reference in this prospectus or included in any applicable prospectus supplement, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus and any applicable prospectus supplement contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “is expected to,” “anticipate,” “aim,” “estimate,” “future,” “intend,” “plan,” “believe,” “are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	expected or estimated changes in our revenues and certain cost or expense items;

•	our ability to attract clients and further enhance our brand recognition;

•	trends and competition in the real estate, Internet and online advertising industries; and

•	PRC laws, regulations and policies relating to the industries in which we operate.

You should read thoroughly this prospectus, any applicable prospectus supplement and the documents that we refer to in this prospectus and any applicable prospectus supplement with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section titled “Risk Factors” set forth above. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we expect to use the net proceeds from the sale of securities offered by us pursuant to this prospectus for general corporate purposes, which may include working capital, capital expenditures, and other corporate expenses. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments. The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

We will not receive any of the proceeds from the sale of any securities by the selling shareholders.

SELLING SHAREHOLDERS

Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the securities held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell the securities held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of the securities held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder and the number of the securities beneficially owned by such selling shareholder. The prospectus supplement also will disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law (2013 Revision) of the Cayman Islands, as amended from time to time, which is referred to as the Cayman Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital consists of 600,000,000 shares, par value of HK$1.00 per share. As of September 30, 2015, we had 62,071,190 Class A ordinary shares and 24,336,650 Class B ordinary shares issued and outstanding, and our authorized but unissued share capital included 512,630,481 undesignated shares that, upon being issued, will have the rights as determined by our board of directors in accordance with our amended and restated memorandum and articles of association.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Cayman Companies Law insofar as they relate to our ordinary shares. This summary is not complete, and is qualified in its entirety by our amended and restated memorandum and articles of association, which have been filed as exhibits to or incorporated by reference into the registration statement of which this prospectus is a part, and by the provisions of applicable law.

The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. Holders of our ADSs will not be treated as our shareholders and you must surrender your ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares underlying your ADSs. Under the terms of the deposit agreement (as amended), the depositary has agreed, subject to certain legal and contractual limitations, to exercise certain shareholder rights on behalf of holders of our ADSs. See “Description of American Depositary Shares.”

General

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights as described below. All of our outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

General Meetings

We may call an annual general meeting and any extraordinary general meeting by not less than 10 days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a shareholder, and also to our auditors and our directors. Currently, the terms of issue of our existing shares and our amended and restated articles of association do not provide for any circumstances where our shareholders will not receive notices of annual general meetings or any extraordinary general meetings. General meetings may be called only by the chairman of our board of directors or a majority of our board of directors and may not be called by any other person, save and except that general meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings holding at least 20% of our paid up voting share capital deposited at our registered office specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the directors do not convene such meeting for a date not later than 45 days after the date of deposit of such requisition, the requisitionists themselves may convene the general meeting. Notices of general meetings must include the general nature of business to be considered at any extraordinary general meeting or any matter to be considered at any annual general meeting other than with respect to:

•	declarations of dividends;

•	the consideration and adoption of our financial statements and related reports of directors and auditors; and

•	the election of directors.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than sixty-six and two-thirds percent (66.66%) in nominal value of the issued ordinary shares giving that right.

Two shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing shares carrying a majority of the rights to vote of all rights of all shares entitled to attend and vote at the meeting will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors will be the chairman presiding at any of our shareholders meetings.

A corporation being a shareholder will be deemed for the purpose of our amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative will be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “—Modification of Rights” below.

Conversion of Class B Ordinary Shares

Each Class B ordinary share may be converted into one Class A ordinary share at any time by its holder. Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon any sale, transfer or disposition of any Class B ordinary shares by a holder to any person or entity which is not at the time a majority-owned and majority-controlled subsidiary of Next Decade Investments Limited, Media Partner Technology Limited, IDG Technology Venture Investment, Inc. or Digital Link Investments Limited, such Class B ordinary shares will automatically convert into Class A ordinary shares on a one-to-one basis. If at any time such subsequent holder ceases to be a majority-owned and majority-controlled subsidiary of Next Decade Investments Limited, Media Partner Technology Limited, IDG Technology Venture Investment, Inc. or Digital Link Investments Limited, the Class B ordinary shares held by such holder shall automatically convert into Class A ordinary shares on a one-to-one basis.

Voting Rights Attaching to the Shares

All of our shareholders have the right to receive notice of general meetings and to attend, speak and vote at such meetings. Voting at general meetings is by show of hands unless a poll is demanded before or on the declaration of the results of the show of hands. A poll may be demanded by our chairman or any shareholder entitled to vote at the meeting, present in person or by proxy. Every shareholder present in person or by proxy has one vote on a show of hands. In respect of matters requiring shareholders’ vote on a poll, each Class A ordinary share will be entitled to one vote, each Class B ordinary share will be entitled to 10 votes. A shareholder may participate at a general meeting in person, by proxy or by telephonic conference or other communications equipment by means of which all the shareholders participating in the general meeting can communicate with each other.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including altering the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing share capital and canceling any shares. Our amended and restated memorandum and articles of association also permit our board to issue additional classes of shares that may have superior voting rights to our existing shares.

No shareholder will be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a clearing house or depositary (or its nominee) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization must specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the clearing house or depositary (or its nominee) as if such person was the registered holder of our shares held by that clearing house or depositary (or its nominee) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware law that cumulative voting for the election of directors be permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provision in our amended and restated articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court may direct.

Any shareholder may petition the Grand Court of the Cayman Islands, which may make a winding-up order if the court is of the opinion that it is just and equitable that we should be wound up or, as an alternative to a winding up order:

•	an order regulating the conduct of our affairs in the future;

•	an order requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained it has omitted to do;

•	an order authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the court may direct; or

•	an order providing for the purchase of the ordinary shares of any shareholders by other shareholders or by ourselves and, in the case of a purchase by ourselves, a reduction of our capital accordingly.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case-law precedents, which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge:

•	an act which is ultra vires or illegal;

•	an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us; and

•	an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Pre-Emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares: (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess will be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively; and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets will be distributed so that, as nearly as may be, the losses will be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may, with the sanction of our special resolution and any other sanction required by the Cayman Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they will consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division will be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator thinks fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

The rights granted to shareholders are specified in our amended and restated memorandum and articles of association, and, except with respect to share capital (as described below), alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.

Subject to the Cayman Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings will apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting will be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class will be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares will not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution may prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled subject to the provisions of the Cayman Companies Law;

•	sub-divide our shares or any of them into shares of a smaller amount than is fixed by our amended and restated memorandum of association, subject nevertheless to the Cayman Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights over or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•	divide shares into several classes and, without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in a general meeting may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent required by the Cayman Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our amended and restated articles of association, any of our shareholders may transfer all or any of his shares by an instrument of transfer in the usual or common form, in a form prescribed by the New York Stock Exchange or in any other form which our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•	the instrument of transfer is lodged with us accompanied by the certificate for the share to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required);

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us for such registration.

If our directors refuse to register a transfer, they will, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice requirements of the New York Stock Exchange, be suspended at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers will not be suspended for more than 30 days in any year.

Share Repurchase

We are empowered by the Cayman Companies Law and our amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Cayman Companies Law, our amended and restated memorandum and articles of association and any applicable requirements imposed from time to time by the New York Stock Exchange, the SEC or any other recognized stock exchange on which our securities are listed.

Dividends

Subject to the Cayman Companies Law, we may in a general meeting declare dividends in any currency to be paid to our shareholders but no dividends may exceed the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits that our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Cayman Companies Law.

Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide (1) all dividends will be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls will be treated for this purpose as paid up on that share and (2) all dividends will be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may deduct from any dividend or other monies payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls, installments or otherwise.

No dividend or other money payable by us on or in respect of any share will bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, we or our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled to such allotment will be entitled to elect to receive such dividend (or part of such dividend if our shareholders so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, such dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant will, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and will be sent at his or their risk. Payment of the check or warrant by the bank on which it is drawn will constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of us until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and, if so forfeited, will revert to us.

Whenever our directors or our shareholders in a general meeting have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid-up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments will be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment will be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•	all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in the third bullet point below;

•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

•	we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the New York Stock Exchange has been notified of such intention.

The net proceeds of any such sale will belong to us, and when we receive these net proceeds we will become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

The Cayman Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Cayman Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements

A merger or consolidation of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (1) a special resolution of the shareholders of each constituent company; and (2) such other authorization if any as may be specified in the articles of association of such constituent company. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90.0% of the issued shares entitled to vote are owned by the parent company. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands. Except in certain circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

There are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification

Cayman Islands laws do not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Corporate Governance

The Cayman Islands law does not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the New York Stock Exchange or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, he may vote in respect of any contract or proposed contract or arrangement in which he is interested and may be counted in the quorum at such meeting.

Neither the Cayman Companies Law nor our amended and restated articles of association:

•	require a majority of our directors to be independent; or

•	provide for cumulative voting. While there is nothing under the Cayman Companies law which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provision in our amended and restated articles of association to allow cumulative voting for such elections.

Although there is nothing under the Cayman Companies Law prohibiting our shareholders from passing resolutions by unanimous written consent, our amended and restated articles of association restrict our shareholders from passing resolutions by such written consent.

Board of Directors

We are managed by our board of directors. Our amended and restated articles of association provide that the number of our directors shall be not less than two, and there shall be no maximum number of directors unless otherwise determined by our shareholders in general meeting. Any director on our board may be removed by way of an ordinary resolution of our shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by ordinary resolution of our shareholders or by the affirmative vote of a majority of the remaining directors, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. All of our directors appointed by our board of directors and not by ordinary resolution of our shareholders will hold office until the next following annual general meeting of shareholders and will then be eligible for re-election. There are no membership share ownership qualifications for directors. The compensation committee under our board recommends the remuneration to be paid to the directors.

Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of any director. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.

A meeting of our board of directors is competent to make lawful and binding decisions if a majority of the members of our board of directors are present or represented. At any meeting of our directors, each director is entitled to one vote.

Questions arising at a meeting of our board of directors are required to be decided by simple-majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting will have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Committees of Board of Directors

Pursuant to our amended and restated articles of association, our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Issuance of Additional Ordinary Shares or Preferred Shares

Our amended and restated memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors may determine, to the extent of available authorized but unissued shares, subject to the applicable laws, the rules of the New York Stock Exchange, and the written consent of the holders of not less than 50.1% of our issued and outstanding Class B ordinary shares.

Our amended and restated memorandum of association authorize our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Subject to the foregoing restrictions, our board of directors may issue series of preferred shares without action by our shareholders to the extent of such available authorized but unissued preferred shares. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of our ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of our ordinary shares.

Subject to the foregoing restrictions, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued ordinary shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of our ordinary shares.

Currently, other than the different rights to be attached to our Class A ordinary shares and Class B ordinary shares as disclosed in this prospectus, there are no special rights or restrictions as to voting attached to any of our existing shares. However, our amended and restated memorandum and articles of association permit our board to issue additional classes of shares that may have superior voting rights to our existing shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands laws to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You can Find Additional Information.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs which you will be entitled to receiving in this offering. Each ADS will represent an ownership interest in one-fifth of one Class A ordinary share which we will deposit with the custodian, as agent of the depositary, under the deposit agreement (as amended) among us, the depositary and you as an ADR holder. In the future, each ADS will also represent any security, cash or other property deposited with the depositary but not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at One Chase Manhattan Plaza, 58th Floor, New York, NY 10005.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, you will not be treated by us as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the ordinary shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement (as amended) entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement (as amended). The obligations of the depositary and its agents are also set out in the deposit agreement (as amended). Because the depositary or its nominee will actually be the registered owner of the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement (as amended) and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement (as amended). Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement (as amended) and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement (as amended) which is filed as an exhibit to or incorporated by reference into the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement (as amended) at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the deposit agreement (as amended) on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the ordinary shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement (as amended). You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Ordinary shares. In the case of a distribution in ordinary shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such ordinary shares. Only whole ADSs will be issued. Any ordinary shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional ordinary shares. In the case of a distribution of rights to subscribe for additional ordinary shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (1) distribute such securities or property in any manner it deems equitable and practicable or (2) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

The depositary reserves the right to utilize a division, branch or affiliate of the depositary to direct, manage and/or execute any public and/or private sale of securities thereunder. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary contemplated in the deposit agreement (as amended).

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, ordinary shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

The custodian will hold all deposited ordinary shares (including those being deposited by or on behalf of the selling shareholders in connection with the offering to which this prospectus relates) for the account of the depositary for the benefit of holders of ADRs (to the extent not prohibited by law). ADR holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement (as amended). The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement (as amended), including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying ordinary shares to you or upon your written order. In the case of certificated ADSs, delivery will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement (as amended).

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of ordinary shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement (as amended).

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the ordinary shares which underlie your ADSs. The depositary, as the registered holder of the ordinary shares underlying the ADRs and any proxy holder appointed by a registered holder of our ordinary shares can participate at general meetings by means of conference, telephone or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the ordinary shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must actually receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying ordinary shares or other deposited securities, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Moreover, in the event that voting on any resolution or matter is conducted by show of hands, the depositary will refrain from voting and the voting instructions received by the depositary from you will lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by you.

Under our amended and restated articles of association, any annual general meeting and any extraordinary general meeting may be called by not less than 10 clear days’ notice unless the shareholders agree to short notice in the manner permitted under our amended and restated articles of association. The ability of the depositary to obtain and carry out your voting instructions may be limited by time and practical limitations. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement (as amended), the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our ordinary shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of ordinary shares, issuances in respect of ordinary share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a ordinary share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to U.S.$0.05 per ADS for any cash distribution made pursuant to the deposit agreement (as amended);

•	a fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the ordinary shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were ordinary shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of ordinary shares;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (1) the number of ADSs that will be issued and outstanding, (2) the level of fees to be charged to holders of ADSs and (3) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (1) deduct the amount thereof from any cash distributions, or (2) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any distributions not made to holders of ADRs or (3) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement (as amended) and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement (as amended) be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement (as amended) and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (1) resigned as depositary under the deposit agreement (as amended), notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement (as amended) within 45 days of the date of such resignation, or (2) been removed as depositary under the deposit agreement (as amended), notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement (as amended) on the 90th day after our notice of removal was first provided to the depositary. After termination, all direct registration ADRs shall cease to be eligible for the depositary’s direct registration system and shall be considered ADRs issued on the ADR register and the depositary shall (a) instruct its custodian to deliver all deposited securities to us along with a general stock power that refers to the names set forth on the ADR register and (b) provide us with a copy of the ADR register. Upon receipt of such deposited securities and the ADR register, we will use our best efforts to issue to each holder a share certificate representing the ordinary shares represented by the ADSs reflected on the ADR register in such holder’s name and to deliver such share certificate to the holder at the address set forth on the ADR register. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement (as amended) and this ADR and shall cease to have any obligations under the deposit agreement (as amended) and/or the ADRs. After we receive the copy of the ADR register and the deposited securities, we will be discharged from all obligations under the deposit agreement (as amended) except (1) to distribute the shares to the holders entitled thereto and (2) for our obligations to the depositary and its agents.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

•	payment with respect thereto of (1) any stock transfer or other tax or other governmental charge, (2) any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other deposited securities upon any applicable register, and (3) any applicable fees and expenses described in the deposit agreement (as amended);

•	the production of proof satisfactory to it of (1) the identity of any signatory and genuineness of any signature and (2) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement (as amended) and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement (as amended).

The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of ordinary shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal ordinary shares may only be limited under the following circumstances: (1) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (2) the payment of fees, taxes, and similar charges, and (3) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement (as amended) expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, China (including the Hong Kong Special Administrative Region) or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with any act which the deposit agreement (as amended) or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement (as amended) or the ADRs (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable);

•	it performs its obligations under the deposit agreement (as amended) and ADRs without gross negligence or willful misconduct;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement (as amended), any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement (as amended) or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including, without limitation, laws, rules, regulations, administrative or judicial process, or banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability.

Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other ordinary shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of ordinary shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of our business or a matter relating to the deposit agreement (as amended). Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend ordinary shares or ADSs; provided, however, that the depositary may (1) issue ADSs prior to the receipt of ordinary shares and (2) deliver ordinary shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (1) above but for which ordinary shares may not have been received (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of ordinary shares under (1) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive ordinary shares in lieu of ADSs under (2) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs or ordinary shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the ordinary shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such ordinary shares or ADSs in its records and to hold such ordinary shares or ADSs in trust for the depositary until such ordinary shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such ordinary shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and ordinary shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (1) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and ordinary shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

In the deposit agreement (as amended), each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement (as amended) will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement (as amended) and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement (as amended) and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement (as amended) and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement (as amended) and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement (as amended), we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (1) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement (as amended) and the ADRs or the transactions contemplated thereby against any other party thereto by having the dispute referred to and finally resolved by an arbitration conducted either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL) with the Hong Kong International Arbitration Centre serving as the appointing authority, and (2) the depositary may in its sole discretion require, by written notice to the relevant party, that any dispute brought by any party thereto (including, without limitation, disputes, legal suits, actions or proceedings brought by holders and owners of interests in ADSs) against the depositary shall be referred to and finally settled by an arbitration as described above.

PLAN OF DISTRIBUTION

We and/or the selling shareholders may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any offering price to the public;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we and/or the selling shareholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We and/or the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and/or the selling shareholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and/or the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts

If the prospectus supplement indicates, we and/or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market making, stabilization and other transactions

Unless the applicable prospectus supplement states otherwise or the shares are offered by us and/or the selling shareholders, the offered securities will be a new issue and will have no established trading market. We may elect to list any offered securities on an exchange. Any underwriters that we and/or the selling shareholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

We, the selling shareholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us, the selling shareholders or others (or, in the case of derivatives, securities received from us and/or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

We and/or the selling shareholders may also make sales through the Internet or through other electronic means. Since we and/or the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us or the selling shareholders, as the case may be, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Indemnification

Agents, underwriters, and dealers may be entitled, under agreements entered into with us and/or the selling shareholders, to indemnification by us and/or the selling shareholders against certain liabilities, including liabilities under the Securities Act.

ENFORCEABILITY OF CIVIL LIABILITIES

Substantially all of our assets are located outside the United States. In addition, many of our directors and officers may be nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets may be located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder, our counsel as to Cayman Islands law, and Jingtian & Gongcheng, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or China would, respectively: (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state or territory within the United States; or (2) entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state or territory within the United States.

Maples and Calder has advised us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as us. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder has further advised us that the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that: (1) such courts had proper jurisdiction over the parties subject to such judgment; (2) such courts did not contravene the rules of natural justice of the Cayman Islands; (3) such judgment was not obtained by fraud; (4) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (6) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Jingtian & Gongcheng has also advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Currently, there are no treaties between the United States and China for the recognition or enforcement of U.S. court judgments in China. As a result, recognition and enforcement in China of judgments of a court in the United States or any other jurisdiction in relation to any matter not subject to a binding arbitration agreement may be difficult. Pursuant to the PRC Civil Procedure Law, any matter, including matters arising under U.S. federal securities laws, in relation to assets or personal relationships may be brought as an original action in China, only if the institution of such action satisfies the conditions specified in the PRC Civil Procedure Law. As a result of the conditions set forth in the PRC Civil Procedure Law and the discretion of the PRC courts to determine whether the conditions are satisfied and whether to accept the action for adjudication, there remains uncertainty as to whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. In addition, in the event that foreign judgments contravene the basic principles of laws of China, endanger PRC state sovereignty or security, or are in conflict with the public interest of China, PRC courts will not recognize and enforce such foreign judgments.

LEGAL MATTERS

The validity of the Class A ordinary shares represented by the ADSs offered in this prospectus and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder, our counsel as to Cayman Islands law. U.S. securities matters in connection with any offering made pursuant to this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, our U.S. counsel. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng, our PRC counsel. Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of SouFun Holdings Limited appearing in its annual report on Form 20-F for the year ended December 31, 2014, and the effectiveness of SouFun Holdings Limited’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP Shenzhen Branch are located at 21/F China Resources Building No.5001 Shennan Dong Road, 518001, Shenzhen, The People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offering of the securities. We and the depositary for the ADSs may file with the SEC a related registration statement on F-6 to register the securities being offered by us and/or the selling shareholders pursuant to a prospectus supplement not covered by our previously effective Form F-6 registration statement. This prospectus, which is a part of the registration statement on Form F-3, does not contain all of the information set forth in these registration statements. Statements made in this prospectus as to the contents of any contract, agreement or other document, are not necessarily complete. Where we have filed a contract, agreement or other document as an exhibit to these registration statements, we refer to the exhibit for a more complete description of the matter involved, and each of our statements in this prospectus with respect to that contract, agreement or document is qualified in its entirety by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We are incorporating by reference the following into this prospectus:

•	our annual report on Form 20-F for the year ended December 31, 2014, filed with the SEC on April 28, 2015 and an amendment thereto filed with the SEC on August 14, 2015;

•	our report on Form 6-K furnished with the SEC on December 18, 2015, which includes our financial results as of and for the nine months ended September 30, 2014 and 2015;

•	the description of our ordinary shares and ADSs contained in our registration statement on Form 8-A filed with the SEC on September 2, 2010, including any amendment and report subsequently filed for the purpose of updating that description; and

•	all of our future annual reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in those documents, will be provided without charge to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Attention: Investment Director

F9M, Building 5, Zone 4, Hanwei International Plaza

No. 186 South 4th Ring Road

Fengtai District, Beijing 100160

The People’s Republic of China

Telephone: +86-10-5631-8000

Fax: +86-10-5631-8010

We will furnish to any holder of ADSs that so requests our annual report on Form 20-F containing a description of our operations and annual audited consolidated financial statements prepared in accordance with U.S. GAAP and an opinion on the financial statements by an independent public accountant.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Island courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s amended and restated articles of association provide that each director, secretary and other officer for the time being of the registrant and the liquidator or trustee of the registrant shall be indemnified and secured harmless out of the assets and profits of the registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty, provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Reference is made to the form of indemnification agreement filed as Exhibit 10.2 to our Form F-1 Registration Statement filed with the SEC on September 2, 2010, pursuant to which we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 9.	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

Item 10.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include in the prospectus any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

5. That, for the purpose of determining liability under the Securities Act:

(i)	the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	If the registrant is relying on Rule 430B:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(B)	If the registrant is relying on Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to the purchaser with a time of contract sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

7. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

8. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on December 18, 2015.

SOUFUN HOLDINGS LIMITED

By:	/s/ Vincent Tianquan Mo
Vincent Tianquan Mo
Executive Chairman

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Vincent Tianquan Mo and Lanying Guan, and each of them singly, as his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign this Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his/her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 18, 2015.

Signature	Capacity

/s/ Vincent Tianquan Mo	Executive chairman of the board of directors and chief
Vincent Tianquan Mo	executive officer (principal executive officer)

/s/ Quan Zhou	Director
Quan Zhou

/s/ Solomon D. Trujillo	Director
Solomon D. Trujillo

/s/ Chi Zhang	Director
Chi Zhang

/s/ Sam Hanhui Sun	Director
Sam Hanhui Sun

/s/ Shan Li	Director
Shan Li

/s/ Qian Zhao	Director
Qian Zhao

/s/ Richard Jiangong Dai	Director
Richard Jiangong Dai

/s/ Lanying Guan	Chief financial officer (principal financial officer)
Lanying Guan

/s/ Xi Yang	Principal accounting officer
Xi Yang

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned being the duly authorized representative in the United States of SouFun Holdings Limited, has signed this registration statement or amendment thereto in the City of New York, State of New York, on December 18, 2015.

Law Debenture Corporate Services Inc.

BY:	/s/ Giselle Manon
Name: Giselle Manon
Title: SOP Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Fifth Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 99.2 of our Current Report on Form 6-K (File No. 001-34862) filed with the Securities and Exchange Commission on August 3, 2012)

4.1	Registrant’s Form American Depositary Receipt (included in Exhibit 4.5)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 (File No. 333-169170) filed with the Securities and Exchange Commission on September 2, 2010)

4.3	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Shares (incorporated by reference to Exhibit (a) of Form F-6 (File No. 333-169176) filed with the Securities and Exchange Commission on September 2, 2010)

4.4	Form of Amendment No. 1 to Deposit Agreement (incorporated by reference to Exhibit (a)(2) of Form F-6 (File No. 333-169176) filed with the Securities and Exchange Commission on January 31, 2011)

4.5	Form of Amendment No. 2 to Deposit Agreement (incorporated by reference to Exhibit (a)(3) of Form F-6 (File No. 333-181415) filed with the Securities and Exchange Commission on May 15, 2012)

4.6	Form of Amended and Restated Deposit Agreement (incorporated by reference to Exhibit (a) of Form F-6 (File No. 333-194651) filed with the Securities and Exchange Commission on March 18, 2014)

5.1**	Opinion of Maples and Calder

8.1*	Tax opinion(s) regarding certain tax matters

23.1**	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Maples and Calder (included in Exhibit 5.1)

23.3**	Consent of Jingtian & Gongcheng

24.1**	Powers of Attorney (included as part of signature page)

*	To be filed or furnished as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed or furnished under the Exchange Act and incorporated herein by reference.
**	Filed herewith.